Exhibit 99.1

PRESS RELEASE

For more information contact:

FOR IMMEDIATE RELEASE

Joseph M. Murphy

President and Chief Executive Officer

(207) 288-3314

BAR HARBOR BANKSHARES ANNOUNCES STRATEGIC ACQUISITION

OF BORDER TRUST COMPANY

Bar Harbor, Maine --(BUSINESS WIRE)-- Bar Harbor Bankshares (NYSE Amex: BHB)  today announced it has signed a definitive agreement whereby its principal subsidiary, Bar Harbor Bank & Trust (“Bar Harbor”), would acquire certain assets and assume certain liabilities of Border Trust Company (“Border Trust”), a subsidiary of Border Bancshares, Inc. (OTCBB: BBME). At March 31, 2012, Border Trust had approximately $46.9 million in assets, $41.1 million in deposits, and $37.2 million in loans. Bar Harbor will continue operating all three of Border Trust’s branches, located in Augusta, South China and Topsham, Maine.

Bar Harbor will assume all deposit liabilities of Border Trust and will pay a 3.85% deposit premium for all core deposits, measured at closing. Bar Harbor will purchase Border Trust’s loan portfolio at a 3% discount to book value, excluding certain OREO properties and selected non-performing loans with a combined book value of $1.8 million, as well as substantially all other assets. The purchase price shall be increased or decreased depending upon the difference between the acquired assets and the assumed liabilities at closing.

Joseph M. Murphy, President & CEO of Bar Harbor Bankshares, remarked, "This combination is a logical step in our defined strategy to expand further south and west into markets with attractive demographics, long-term growth potential, and where we have already established significant commercial banking relationships. The unique structure of this transaction delivers value to both Bar Harbor Bankshares and Border Bancshares, Inc. We are particularly pleased to add community banking locations in Kennebec and Sagadahoc Counties, where we will be able to provide significant strength and value to the local communities and the customers of Border Trust through access to expanded products while maintaining superior customer service.  Border Trust is known locally for its close relationships with its customer base, as are we, and we know that we will be able to build upon that strong foundation to our customers’ advantage. In particular, for some time, our business customer base in the Topsham/Brunswick area has urged us to establish a branch in that location and we are delighted that this combination provides us a physical location in such an attractive market.”

Mr. Murphy added, “As part of our commitment to the employees of Border Trust, we will endeavour to offer permanent positions to as many of Border Trust’s employees as we can.  All Border Trust employees for whom a permanent position may not be available will receive a competitive severance package based upon years of service, as well as benefits continuation and access to outplacement services.”

Commenting upon the announcement, Earle F. Harvey, Vice Chairman, President & CEO of Border Trust said, “With the strength, capabilities and commitment of Bar Harbor Bankshares, one of the most successful financial holding companies in Maine, we are confident that Border Trust’s customers, employees and local communities will be served well by this combination. We know that Bar Harbor’s lending capacity, product diversity and commitment to customer service will bring exciting improvements to our local markets. We look forward to working with our valued customers during this transition.”

RBC Capital Markets LLC served as the primary financial adviser to Bar Harbor, while Hogan Lovells LLP served as its legal counsel. Sterne Agee served as financial adviser to Border Bancshares, and Verrill Dana LLP served as its legal counsel in connection with the transaction and related matters.

The closing of this transaction is subject to regulatory approval and certain other customary closing conditions and is expected to close in the third quarter of 2012.

About Bar Harbor Bankshares:

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving downeast and midcoast Maine. Find us at www.BHBT.com

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to have been correct. Actual results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include the impact of economic, competitive and other factors affecting the Company and its operations, markets, products and services, as well as others including but not limited to, the following: that a transaction between Bar Harbor Bankshares and Border Trust Company may not be completed on a timely basis, on anticipated terms, or at all; Border Trust Company business or net asset values may be negatively affected by the pendency of the proposed transaction or otherwise; that regulatory approvals may not be received; that the transaction may not be as advantageous to Border Bancshares, Inc. as expected; and that Border Bancshares, Inc.’s shareholders may not realize the anticipated benefits; and that Border Bancshares, Inc.’s future business plans may not be fully realized as anticipated, if at all. The Company cautions that the foregoing factors are not exclusive.

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